Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 21, 2002 relating to the consolidated financial statements and financial statement schedule, which appears in J.D. Edwards & Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2002.

PricewaterhouseCoopers LLP

Denver, Colorado

May 29, 2003